Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Elaine D. Crowley Chief Financial Officer (972) 409-1581

Thomas Melito Director – Treasury (972) 409-1527

Michaels Stores, Inc. Reports Fiscal 2008 Fourth Quarter and Full Year Operating Results

IRVING, Texas — March 10, 2009 — Michaels Stores, Inc. (the “Company”) today reported net income for the year ended January 31, 2009, of $4 million compared to a net loss of $32 million for fiscal 2007. Fourth quarter net income improved $21 million to $74 million compared to a net income of $53 million for the corresponding period of the prior year.

Net sales for the fourth quarter decreased 2.5% to $1.268 billion from $1.301 billion last year with same-store sales declining 5.6%. Net sales for the year were $3.817 billion, a decrease of 1.2% from $3.862 billion for the same period last year. Same-store sales for the year decreased 4.6% from fiscal 2007.

Brian C. Cornell, Chief Executive Officer, said, “Our focus during the fourth quarter was on driving sales and maximizing gross margin dollars while effectively clearing through our seasonal merchandise.  Consumers responded to the value message, particularly during the month of December where we saw improving traffic trends.  Sales of higher ticket, more discretionary categories such as seasonal and home décor declined while sales in our core arts and craft businesses were more resilient.”

Mr. Cornell noted, “In the current environment, we are focused on managing all aspects of the business, including expenses, capital expenditures, cash and liquidity very conservatively.  We will strive to maximize sales by appealing to our customer through the value messaging introduced last year and through the introduction of compelling new merchandise throughout the year.”

“Michaels is built on a strong foundation, and has great potential to build its market leadership position in the arts and crafts segment. We are making the right decisions and have the right initiatives underway to make our business even better and to successfully navigate through today’s economic challenges. I believe that John Menzer, who will succeed me as CEO, will lead Michaels to new heights,” concluded Mr. Cornell.

Operating Results

The 5.6% decline in same-store sales for the quarter was the result of a 5.0% decrease in average ticket, and a 0.6% decrease in transactions. For the year, the 4.6% decline in same-store sales was due to a 2.5% decrease in average ticket and a 2.1% decrease in transactions. Canadian currency translation adversely affected same-store sales for the fourth quarter by approximately 170 basis points and approximately 20 basis points for fiscal 2008.

The Company’s gross margin rate, inclusive of occupancy costs, was 36.3% for both the quarter and fiscal year, decreasing 370 basis points in the fourth quarter and 200 basis points for the year. The decline in the gross margin rate was driven primarily by a 260 basis point decline in merchandise margin for the quarter and 110 basis points for the year combined with a deleveraging in occupancy costs. The decrease in the Company’s merchandise margin rate was principally due to increased promotional activity as we sought to sell through holiday merchandise.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Selling, general, and administrative expense in the fourth quarter increased $2 million to $295 million and, as a percent of sales, increased 80 basis points to 23.3% versus the prior year period due primarily to increased advertising expense and store personnel costs.  Year-to-date selling, general and administrative expense increased $9 million, to $1.060 billion. As a percent to sales, selling, general and administrative expense increased 60 basis points to 27.8% of sales from 27.2% for the same period last year, resulting primarily from deleveraging advertising and payroll costs, partially offset by lower bonus expense.

Operating income decreased approximately $39 million to $161 million, or to 12.6% of sales, in the fourth quarter of fiscal 2008 from $200 million, or 15.4% of sales in the fourth quarter of fiscal 2007. Fiscal 2008 operating income was $304 million, or 8.0% of sales, versus $354 million, or 9.2% of sales, for fiscal 2007.

Interest expense was lower by $22 million for the quarter and $76 million for the fiscal year, due to a lower average interest rate on our floating rate debt.

The current year tax benefit includes the effect of the favorable settlement of outstanding tax issues.

Adjusted EBITDA for the fourth quarter of fiscal 2008 was $207 million, or 16.3% of sales, versus $266 million, or 20.4% of sales, for the same period last year. Fiscal 2008 Adjusted EBITDA was $489 million, or 12.8% of sales, versus $587 million, or 15.2% of sales, for fiscal 2007. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.

Balance Sheet and Cash Flow

Year end debt levels totaled $3.928 billion, down approximately $255 million from third quarter ending balance and up $65 million from prior year. During the quarter, the Company made a $5.9 million amortization payment on its Senior Secured Term Loan.  At the end of fiscal 2008, the Company had $33 million in cash and over $550 million of availability under its revolving credit facility. As of March 9, 2009, availability under the credit facility was approximately $594 million.

Average inventory per Michaels store at the end of fiscal 2008, inclusive of distribution centers, was $849,000, up 2.3% from last year’s balance of $830,000, in part due to timing of inventory resets scheduled for early fiscal 2009.

Capital spending for the year, totaled $85 million versus $100 million for the same period last year. Nearly $57 million of this year’s spend is attributable to real estate activities, such as new, relocated, existing and remodeled stores, with the remainder being attributable to strategic initiatives and maintenance requirements. In light of the current economic environment, the Company currently plans capital expenditures for fiscal 2009 to be approximately $50 million with real estate activity to be significantly reduced by scaling back the new store opening program and focusing on the best opportunities available in the marketplace.

During fiscal 2008, the Company opened 51 new stores, relocated 11 stores, remodeled 20, and closed five Michaels stores. In addition, the Company relocated one and closed five Aaron Brothers stores during this period.

The Company will host a conference call at 4:00 p.m. central time today, hosted by Chief Executive Officer, Brian Cornell and Executive Vice President and Chief Financial Officer, Elaine Crowley. Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID# 9430848. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN #9430848.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of March 9, 2009, the Company owns and operates 1,015 Michaels stores in 49 states and Canada, and 161 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that the Company or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and in our Quarterly Reports on Form 10-Q for the quarter ended May 3, 2008, August 2, 2008, and November 1, 2008.  Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and forecasts of other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to: the impact on our results of operations, cash flows and financial condition if the worldwide economic downturn continues or deteriorates further;  risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores; our success will depend on how well we manage our business; we may fail to optimize or adequately maintain our perpetual inventory and automated replenishment systems; improvements to our supply chain may not be fully successful; changes in customer demands could materially adversely affect our sales, operating results, and cash flow; unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results, and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; changes in consumer confidence could result in a reduction in consumer spending on items perceived to be discretionary; failure to adequately maintain the security of our electronic and other confidential information could materially adversely affect our financial condition and operating results; our suppliers may fail us; our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; product recalls and/or product liability may adversely impact our operations and merchandise offerings; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; our information systems may prove inadequate; a weak fourth quarter would materially adversely affect our operating results; competition could negatively impact our operations; the interests of our controlling stockholders may conflict with the interests of our creditors; government or consumer concerns about product safety and recalls or changes to laws could harm our reputation or financial position; the adoption of the  Employee Free Choice Act could impact our business;   and other factors as set forth in the our prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, goodwill impairment, depreciation and amortization. Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to or subtracted from EBITDA in accordance with the Company’s credit agreements (collectively, the “Adjustments”). The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel. The Company uses Adjusted EBITDA in its assessment to make restricted payments, as defined within its Senior Secured term loan which was executed on October 31, 2006.  Contained in that agreement are limitations on the Company’s ability to make restricted payments, with the eligibility to make such payments partly dependent upon Adjusted EBITDA.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended		Year Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
Net sales	$1,268	$1,301	$3,817	$3,862
Cost of sales and occupancy expense	808	781	2,431	2,383
Gross profit	460	520	1,386	1,479
Selling, general, and administrative expense	295	293	1,060	1,051
Transaction expenses	—	—	—	29
Goodwill impairment	—	22	—	22
Related party expenses	4	5	16	17
Store pre-opening costs	—	—	6	6
Operating income	161	200	304	354
Interest expense	71	93	302	378
Other (income) and expense, net	1	3	4	(7)
Income (loss) before income taxes and discontinued operations	89	104	(2)	(17)
Provision (benefit) for income taxes	15	48	(6)	5
Income (loss) before discontinued operations	74	56	4	(22)
Discontinued operations loss, net of income tax	—	(3)	—	(10)
Net income (loss)	$74	$53	$4	$(32)

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	January 31,	February 2,
	2009	2008
ASSETS
Current assets:
Cash and equivalents	$33	$29
Merchandise inventories	900	845
Prepaid expenses and other	73	70
Deferred income taxes	41	31
Income tax receivable	2	5
Total current assets	1,049	980
Property and equipment, at cost	1,214	1,155
Less accumulated depreciation	(832)	(722)
	382	433
Goodwill	94	94
Debt issuance costs, net of accumulated amortization of $39 at January 31, 2009 and $22 at February 2, 2008	86	103
Deferred income taxes and other assets	14	4
	194	201
Total assets	$1,625	$1,614

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$231	$221
Accrued liabilities and other	275	332
Current portion of long-term debt	172	122
Income taxes payable	2	—
Current liabilities - discontinued operations	1	4
Total current liabilities	681	679
Long-term debt	3,756	3,741
Deferred income taxes	—	4
Other long-term liabilities	74	80
Long-term liabilities - discontinued operations	1	2
Total long-term liabilities	3,831	3,827
	4,512	4,506
Commitments and contingencies
Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized;
118,376,402 shares issued and outstanding at January 31, 2009;
118,421,069 shares issued and outstanding at February 2, 2008	12	12
Additional paid-in capital	19	12
Accumulated deficit	(2,923)	(2,926)
Accumulated other comprehensive income	5	10
Total stockholders’ deficit	(2,887)	(2,892)
Total liabilities and stockholders’ deficit	$1,625	$1,614

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Fiscal Year
	2008	2007
Operating activities:
Net income (loss)	$4	$(32)
Adjustments:
Depreciation and amortization	129	125
Share-based compensation	8	6
Impairment of discontinued operations	—	6
Goodwill impairment	—	22
Deferred financing costs amortization	17	17
Other	—	(1)
Accretion of subordinated discount notes	39	35
Changes in assets and liabilities:
Merchandise inventories	(67)	3
Prepaid expenses and other	3	3
Deferred income taxes and other	(24)	(19)
Accounts payable	5	23
Accrued interest	(40)	38
Accrued liabilities and other	(4)	8
Income taxes payable	5	21
Other long-term liabilities	(7)	13
Net cash provided by operating activities	68	268

Investing activities:
Additions to property and equipment	(85)	(100)
Net cash used in investing activities	(85)	(100)

Financing activities:
Borrowings on asset-based revolving credit facility	923	919
Payments on asset-based revolving credit facility	(870)	(1,029)
Repayments on senior secured term loan facility	(24)	(24)
Equity investment of Management	—	8
Repurchase of new Common Stock	(2)	(1)
Payment of capital leases	(4)	(7)
Change in cash overdraft	—	(37)
Other	(2)	2
Net cash provided by (used in) financing activities	21	(169)

Net increase (decrease) in cash and equivalents	4	(1)
Cash and equivalents at beginning of period	29	30
Cash and equivalents at end of period	$33	$29

Supplemental Cash Flow Information:
Cash paid for interest	$285	$288
Cash paid for income taxes	$15	$22

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations: (Schedule may not foot due to rounding)

	Quarter Ended		Year Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	63.7	60.0	63.7	61.7
Gross profit	36.3	40.0	36.3	38.3
Selling, general, and administrative expense	23.3	22.5	27.8	27.2
Transaction expenses	—	—	—	0.7
Goodwill Impairment	—	1.7	—	0.5
Related party expenses	0.3	0.4	0.4	0.5
Store pre-opening costs	0.1	—	0.1	0.2
Operating income	12.6	15.4	8.0	9.2
Interest expense	5.6	7.1	7.9	9.8
Other (income) and expense, net	—	0.2	0.1	(0.2)
Loss before income taxes and discontinued operations	7.0	8.1	—	(0.4)
Income tax expense (benefit)	1.2	3.7	(0.1)	0.1
Loss before discontinued operations	5.8	4.4	0.1	(0.5)
Discontinued operations loss, net of income tax	—	(0.2)	—	(0.3)
Net loss	5.8%	4.2%	0.1%	(0.8)%

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Year Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
Michaels stores:
Retail stores open at beginning of period	1,013	961	963	921
Retail stores opened during the period	1	2	51	45
Retail stores opened (relocations) during the period	2	—	11	11
Retail stores closed during the period	(5)	—	(5)	(3)
Retail stores closed (relocations) during the period	(2)	—	(11)	(11)
Retail stores open at end of period	1,009	963	1,009	963

Aaron Brothers stores:
Retail stores open at beginning of period	163	167	166	166
Retail stores opened during the period	—	—	—	2
Retail stores opened (relocations) during the period	—	—	1	—
Retail stores closed during the period	(2)	(1)	(5)	(2)
Retail stores closed (relocations) during the period	—	—	(1)	—
Retail stores open at end of period	161	166	161	166

Total store count at end of period	1,170	1,129	1,170	1,129

Other operating data:
Average inventory per Michaels store (1)	$849	$830	$849	$830
Comparable store sales decrease (2)	(5.6)%	(3.4)%	(4.6)%	(0.7)%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)	Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)

Comparable store sales (decrease) increase represents the (decrease) increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed. If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Quarter	Quarter
	ended	ended
	January 31, 2009	February 2, 2008	Fiscal 2008	Fiscal 2007

Cash flows from operating activities	$234	$349	$68	$268
Depreciation and amortization	(35)	(31)	(129)	(125)
Share-based compensation	(2)	(2)	(8)	(6)
Deferred financing cost amortization	(4)	(4)	(17)	(17)
Accretion of subordinated discount notes	(10)	(10)	(39)	(35)
Impairment of discontinued operations	—	—	—	(6)
Goodwill impairment	—	(22)	—	(22)
Other	—	—	—	1
Changes in assets and liabilities	(109)	(227)	129	(90)
Net income (loss)	74	53	4	(32)
Interest expense	71	93	302	378
Interest income	—	—	—	(1)
Income tax (benefit) provision	15	48	(6)	5
Depreciation and amortization	35	31	129	125
Goodwill impairment	—	22	—	22
Discontinued operations	—	3	—	10
EBITDA	195	250	429	507
Adjustments:
Share-based compensation	2	2	8	6
Strategic alternatives and other legal	—	—	—	31
Sponsor Fees	3	4	14	14
Termination expense	2	4	15	7
Pre-opening costs	—	—	6	6
Multi-year initiatives (1)	1	—	3	8
Foreign currency translation gains/losses	1	4	5	(7)
Store closing costs	1	—	3	4
Other (2)	2	2	6	11
Adjusted EBITDA	$207	$266	$489	$587

(1) Multi-year initiatives relate to our Centralia distribution center and store remodel costs.

(2) Other adjustments relate to items such as the moving & relocation expenses, franchise taxes, legal settlements and public company costs.